Exhibit 10.8

SIENNA BIOPHARMACEUTICALS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is made by and between Sienna Biopharmaceuticals, Inc., a Delaware corporation (the “Company”) and Richard D. Peterson (“Executive” and, together with the Company, the “Parties”), effective as of the date the Company’s registration statement relating to the initial public offering of the Company’s common stock becomes effective (the “Effective Date”). This Agreement supersedes in its entirety that certain offer letter by and between Executive and the Company dated as of March 22, 2017 (the “Prior Agreement”).

WHEREAS, the Company desires to assure itself of the continued services of Executive by engaging Executive to perform services as an employee of the Company under the terms hereof;

WHEREAS, Executive desires to provide continued services to the Company on the terms herein provided; and

WHEREAS, the Parties desire to execute this Agreement to supersede in its entirety the Prior Agreement and reflect certain changes to Executive’s employment with the Company effective as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Employment.

(a) General. The Company shall employ Executive upon the terms and conditions provided herein effective as of the Effective Date.

(b) Position and Duties. Effective on the Effective Date, Executive: (i) shall continue to serve as the Company’s Chief Financial Officer, with responsibilities, duties, and authority usual and customary for such position, subject to direction by the Chief Executive Officer of the Company (the “CEO”); (ii) shall continue to report directly to the CEO; and (iii) agrees promptly and faithfully to comply with all present and future policies, requirements, rules and regulations, and reasonable directions and requests, of the Company in connection with the Company’s business. At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position as the Company’s Chief Financial Officer. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not automatically be increased on account of such additional service.

(c) Performance of Executive’s Duties. During Executive’s employment with the Company, and except for periods of illness, vacation, disability, or reasonable leaves of absence or as discussed in Section 1(d) below, Executive shall devote Executive’s full time and attention to the business and affairs of the Company pursuant to the general direction of the CEO. The rights of Executive under this Agreement shall not be affected by any change in the title, duties, or capacity of Executive during Executive’s employment with the Company.

(d) Exclusivity. Except with the prior written approval of the CEO (which the CEO may grant or withhold in his or her sole and absolute discretion), Executive shall devote substantially all of Executive’s working time, attention, and energies to the business of the Company, except during any paid vacation or other excused absence periods. Nothing in this section prevents Executive from (i) engaging in additional activities in connection with personal investments and community affairs including service on non-profit boards of directors, (ii) serving as a member of the board of directors of up to two (2) for-profit organizations that are not competitors of the Company (or such greater number as approved by the CEO), and (iii) serving as an advisor, or as a member of an advisory board, to up to two (2) organizations that are not competitors of the Company (or such greater number as approved by the CEO); provided such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies.

2. Term. The period of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until Executive’s employment with the Company is terminated pursuant to Section 5 below. The phrase “Term of Employment” as used in this Agreement shall refer to the entire period of employment of Executive by the Company.

3. Compensation and Related Matters.

(a) Annual Base Salary. Executive shall receive a base salary at the rate of $335,000 per annum (as may be increased from time to time, the “Annual Base Salary”), subject to withholdings and deductions, which shall be paid to Executive in accordance with the customary payroll practices and procedures of the Company. Such Annual Base Salary shall be reviewed by the CEO, and as applicable, the Board of Directors of the Company (the “Board”), not less than annually, and may be increased, but not decreased, in connection with any such review.

(b) Annual Bonus. Executive shall be eligible to receive a discretionary annual bonus based on Executive’s achievement of performance objectives as mutually agreed between Executive and the CEO, such bonus to be targeted at thirty-five percent (35%) of Executive’s Annual Base Salary (the “Annual Bonus”). Any Annual Bonus earned will be paid at the same time annual bonuses are paid to other executives of the Company generally, subject to Executive’s continuous employment through the date of payment.

(c) Benefits. Executive shall be entitled to participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan, or benefits.

(d) Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as are in effect from time to time.

(e) Vacation. Executive will be entitled to not less than fifteen (15) business days of paid vacation each calendar year, pro-rated for partial calendar years of service, which may be taken in accordance with the Company’s vacation policy.

(f) Equity Awards. Executive shall be eligible to receive grants of equity awards in the Company’s sole discretion.

(g) Indemnification Agreement; Insurance. As an officer of the Company, Executive shall be entitled to enter into the Company’s standard indemnification agreement. Executive will also be covered under a directors and officers liability insurance policy paid for by the Company for so long as Executive serves as an officer of the Company.

4. Acceleration of Equity Awards Upon a Change in Control. Notwithstanding anything herein to the contrary, in the event of a Change in Control (as defined below), the vesting of Executive’s then outstanding options, restricted stock and other equity awards covering shares of the Company’s common stock (collectively, “Equity Awards”) shall accelerate as of immediately prior to such Change in Control with respect to 50% of the unvested shares of Company common stock subject to such Equity Awards. The remaining 50% of the unvested shares of Company common stock subject to Executive’s Equity Awards shall continue to vest at the same rate as immediately prior to the Change in Control, subject to Executive’s continued service to the Company or its successor through the applicable vesting date. Any portion of Executive’s Equity Awards that remains unvested as of the first anniversary of the Change in Control shall thereupon vest in full, subject to Executive’s continued service to the Company or its successor through such first anniversary. Notwithstanding the foregoing and for the avoidance of doubt, any shares subject to Equity Awards that do not accelerate immediately prior to the Change in Control in accordance with the foregoing shall be subject to accelerated vesting in accordance with Section 6(c)(iii) below.

5. Termination.

(a) At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title, and responsibility and reporting level, work schedule, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company (subject to any ramification such changes may have under Section 6 of this Agreement). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and the CEO. If Executive’s employment terminates for any lawful reason, Executive shall not be entitled to any payments, benefits, damages, award, or compensation other than as provided in this Agreement.

(b) Notice of Termination. During the Term of Employment, any termination of Executive’s employment by the Company or by Executive (other than by reason of death) shall be communicated by written notice (a “Notice of Termination”) from one Party hereto to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, if any, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying the Date of Termination (as defined below). The failure by the Company to set forth in the Notice of Termination all of the facts and circumstances which contribute to a showing of Cause (as defined below) shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing their rights hereunder. The failure by Executive to set forth in the Notice of Termination all of the facts and circumstances which contribute to a showing of Good Reason (as defined below) shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing their rights hereunder.

(c) Termination Date. For purposes of this Agreement, “Date of Termination” shall mean the date of the termination of Executive’s employment with the Company specified in a Notice of Termination.

(d) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and board memberships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

6. Consequences of Termination.

(a) Payments of Accrued Obligations upon all Terminations of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within thirty (30) days after Executive’s Date of Termination (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Annual Base Salary earned through Executive’s Date of Termination not theretofore paid, (ii) any expenses owed to Executive under Section 3(d) above, (iii) any accrued but unused paid time-off owed to Executive, (iv) any Annual Bonus earned but unpaid as of the Date of Termination, and (v) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 3(c) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements. Except as otherwise set forth in Sections 6(b) and 6(c) below, the payments and benefits described in this Section 6(a) shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason.

(b) Severance Payments upon Involuntary Termination Other Than During a Change in Control Period. If, during the Term of Employment but outside of a Change in Control Period (as defined below), Executive’s employment is terminated due to an Involuntary

Termination (as defined below), in addition to the payments and benefits described in Section 6(a) above, the Company shall provide the following payments and benefits, subject to delivery to the Company by Executive (or Executive’s estate or representative in the case of death or Disability (as defined below)) of a waiver and release of claims agreement in a standard form approved by the Company that becomes effective and irrevocable in accordance with Section 11(d) hereof (a “Release”):

(i) Executive shall be entitled to receive an amount equal to six months of Executive’s then-existing base salary in effect as of Executive’s termination date, less applicable withholdings, payable in a lump sum on the first regular payroll date following the date of Executive’s Release becomes effective and irrevocable or as otherwise provided in Section 11(d) hereof.

(ii) During the period commencing on the Date of Termination and ending on the six-month anniversary thereof or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan, subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder (“COBRA”), the Company shall, in its sole discretion, either (A) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (B) reimburse Executive and Executive’s dependents for the cost of, in either case, coverage under its group health plan (if any) at the same coverage levels in effect on the Date of Termination (“Benefits Coverage”); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, the cash amount necessary to maintain the Benefits Coverage shall thereafter be paid to Executive in substantially equal monthly installments over the COBRA continuation period (or remaining portion thereof).

(c) Severance Payments upon Involuntary Termination During a Change in Control Period. If, during the Term of Employment and during a Change in Control Period, Executive’s employment is terminated due to an Involuntary Termination, in addition to the payments and benefits described in Section 6(a) above, the Company shall provide the following payments and benefits, subject to delivery by Executive (or Executive’s estate or representative in the case of death or Disability) to the Company of a Release that becomes effective and irrevocable in accordance with Section 11(d) hereof:

(i) The Company shall pay to Executive an amount equal to (i) twelve months of Executive’s Annual Base Salary plus (ii) Executive’s target Annual Bonus plus (iii) Executive’s target Annual Bonus, pro-rated based on the total number of days elapsed in the calendar year as of Executive’s Date of Termination. Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the date the Release becomes effective and irrevocable or as otherwise provided in Section 11(d) hereof.

(ii) During the period commencing on the Date of Termination and ending on the first anniversary thereof or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan, subject to Executive’s valid election to continue healthcare coverage under COBRA, the Company shall, in its sole discretion, either (A) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (B) reimburse Executive and Executive’s dependents for the cost of, in either case, the Benefits Coverage; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, the cash amount necessary to maintain the Benefits Coverage shall thereafter be paid to Executive in substantially equal monthly installments over the COBRA continuation period (or remaining portion thereof).

(iii) Any unvested Equity Awards held by Executive as of the Date of Termination, will become fully vested and, if applicable, exercisable, and all restrictions and rights of repurchase thereon shall lapse with respect to all of the shares of the Company’s common stock subject thereto.

(d) No Other Severance. The provisions of this Section 6 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program, or other arrangement maintained by the Company except for such additional benefits otherwise approved by the Board or Compensation Committee of the Board after the date hereof.

(e) No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.

(f) Definition of Cause. For purposes hereof, “Cause” shall mean any one of the following: (i) Executive’s willful or reckless violation of any applicable material law or regulation respecting the business of the Company; (ii) Executive’s conviction of, or plea of nolo contendere to, a non-vehicular felony or other crime involving moral turpitude; (iii) any act of dishonesty, fraud, or misrepresentation in relation to Executive’s duties to the Company which act is materially and demonstrably injurious to the Company; (iv) Executive’s willful and repeated failure to perform in any material respect Executive’s duties; (v) Executive’s failure to attempt in good faith to implement a clear and reasonable directive from the CEO or to comply with any of the Company’s policies and procedures which failure is either material or occurs after written notice from the Board; (vi) any act of gross misconduct which is materially and demonstrably injurious to the Company; or (vii) Executive’s breach of fiduciary duty owed to the Company; provided that in the cases of (iv)-(vii), Executive is given written notice within fifteen (15) days’ notice of the occurrence and an opportunity to cure any such failure that is subject to cure, including a reasonable opportunity to present to the Board Executive’s position regarding any dispute relating to the existence of such failure (other than on account of disability).

(g) Definition of Change in Control. For purposes hereof, “Change in Control” shall mean and includes each of the following:

(i) A transaction or series of transactions (other than an offering of Company common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50 % of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (x) any acquisition by the Company or any of its subsidiaries; (y) any acquisition by an employee benefit plan maintained by the Company or any of its subsidiaries, or (z) any acquisition which complies with Sections 6(g)(iii)(A)-(C); or

(ii) The Incumbent Directors cease for any reason to constitute a majority of the Board. For the purposes hereof, “Incumbent Directors” shall mean for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 6(g)(i) or 6(g)(iii) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director;

(iii) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction: (A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and (B) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and (C) after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or

(h) The date which is 10 business days prior to the completion of a liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change in Control” must also constitute a “change in control event” as defined in Treasury Regulation §1.409A-3(i)(5).

(i) Definition of Change in Control Period. For purposes hereof, “Change in Control Period” shall mean the period commencing three months prior to a Change in Control and ending on the eighteen (18)-month anniversary of the Change in Control.

(j) Definition of Good Reason. For purposes hereof, “Good Reason” shall mean any one of the following: (i) the material reduction of Executive’s base compensation or bonus target, (ii) the material reduction of Executive’s duties and responsibilities as set forth herein (including material reduction in status, material reduction in offices and/or a requirement to report to any person or entity other than the CEO of the Company, or following a Change in Control, the ultimate parent company of the surviving entity in such Change in Control that has at least one class of publicly traded securities listed on a national stock exchange ) (iii) the Company’s material breach of this Agreement, or (iv) the relocation of Executive’s principal place of employment that increases Executive’s one-way commute by more than thirty-five (35) miles, provided, that, in each case, Executive will not be deemed to have Good Reason unless (i) Executive first provides the CEO with written notice of the condition giving rise to Good Reason within thirty (30) days of its initial occurrence, (ii) the Company or the successor company fails to cure such condition within thirty (30) days after receiving such written notice (the “Cure Period”), and (iii) Executive’s resignation based on such Good Reason is effective within thirty (30) days after the expiration of the Cure Period.

(k) Definition of Involuntary Termination. For purposes hereof, “Involuntary Termination” shall mean Executive’s termination (A) by the Company without Cause, (B) by Executive for Good Reason, (C) due to death or (D) due to permanent and total disability within the meaning of Section 22(e) of the Code (a “Disability”).

7. Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive, and their respective successors, assigns, personnel, and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will, operation of law, or as otherwise provided herein.

8. Miscellaneous Provisions.

(a) Confidentiality Agreement. Executive reaffirms Executive’s obligations under the Company’s standard form proprietary information and inventions assignment agreement.

(b) Non-Solicitation of Employees. For a period of one (1) year following Executive’s Date of Termination, Executive shall not, either directly or indirectly (i) solicit for employment by any individual, corporation, firm, or other business, any employees, consultants, independent contractors, or other service providers of the Company or any of its affiliates, or (ii) solicit any employee or consultant of the Company or any of its affiliates to leave the employment or consulting of or cease providing services to the Company or any of its affiliates; provided, however, that the foregoing clauses (i) and (ii) shall not apply to inbound inquiries or any general advertisement or solicitation (or any hiring pursuant to such advertisement or solicitation) that is not specifically targeted to such employees or consultants. Notwithstanding the foregoing, the preceding sentence shall not apply in the event Executive experiences an Involuntary Termination during or after a Change in Control Period.

(c) Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without giving effect to any principles of conflicts of law, whether of the State of California or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

(d) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(f) Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, regarding Executive’s service to the Company, including without limitation, the Prior Agreement. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(g) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(h) Dispute Resolution. Executive agrees that if any disputes should arise between Executive and the Company (including claims against its employees, officers, directors, shareholders, agents, successors, and assigns) relating or pertaining to or arising out of Executive’s employment with the Company, the dispute will be submitted exclusively to binding arbitration before a neutral arbitrator mutually selected by the Company and Executive. This means that disputes will be decided by an arbitrator rather than a court or jury, and that both Executive and the Company waive their respective rights to a court or jury trial. Judgment on the arbitration award may be entered in any court having jurisdiction. Nothing herein shall prevent either Party from pursuing injunctive relief in court (without having to post a bond) to avoid irreparable harm pending completion of any arbitration. Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. Each party shall bear its own costs and attorneys’ fees in connection with arbitration; provided that the Company shall pay all costs unique to arbitration, including the arbitrator’s fees and costs, that Executive would not be required to pay if the claim was in court. Executive shall be entitled to recover reasonable attorneys’ fees and costs incurred by Executive in any arbitration Executive initiates to enforce Executive’s rights under this Agreement and in which Executive is deemed to be the prevailing party.

(i) Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

(j) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(k) Effective Date. This Agreement shall become effective as of the Effective Date. Notwithstanding anything contained herein, in the event that the Effective Date does not occur prior to December 31, 2017, this Agreement shall automatically, and without notice, terminate without any obligation on the part of any party hereto and the provisions of this Agreement shall be of no force or effect.

9. Prior Employment. Executive represents and warrants that Executive’s acceptance of employment with the Company has not breached, and the performance of

Executive’s duties hereunder will not breach, any duty owed by Executive to any prior employer or other person. Executive further represents and warrants to the Company that (a) the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization, or other entity; (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement; and (c) Executive’s performance of Executive’s duties under this Agreement will not require Executive to, and Executive shall not, rely on in the performance of Executive’s duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.

10. Golden Parachute Excise Tax.

(a) Best Pay. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (B) the entire Payment, whichever amount after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’ s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (A) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A (as defined below) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (1) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (3) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(b) Accounting Firm. The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change of Control will perform the calculations set forth in Section 10(a) above. If the firm so engaged by the Company is serving as the accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within thirty (30) days before the consummation of a Change of Control (if requested at that time by the Company) or such other time as requested by the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.

11. Section 409A.

(a) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company that Executive has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b) Separation from Service. Notwithstanding any provision to the contrary in this Agreement: (i) no amount that constitutes “deferred compensation” under Section 409A shall be payable pursuant to Section 6(b) or Section 6(c) above unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”); (ii) for purposes of Section 409A, Executive’s right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31st of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(c) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(d) Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (i) the Company shall deliver the Release to Executive within ten (10) business days following Executive’s Date of Termination, and the Company’s failure to deliver a Release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute a Release, (ii) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (iii) in any case where Executive’s Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 11(d), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 11(d), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 11(d)(iii), on the first payroll period to occur in the subsequent taxable year, if later.

12. Employee Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year first above written.

SIENNA BIOPHARMACEUTICALS, INC.

By:	/s/ Frederick C. Beddingfield
Name: Frederick C. Beddingfield III, MD, PhD
Title: President and CEO

EXECUTIVE

By:	/s/ Richard D. Peterson
Name: Richard D. Peterson

Address: